Exhibit 21

                              List of Subsidiaries

                          FARR COMPANY AND SUBSIDIARIES




         Name of Subsidiary                Jurisdiction of Incorporation

         Farr Filtration Limited           England
         Farr Company International        California
         Farr Inc.                         Canada
         Farr International                U.S. Virgin Islands
         Metalcraft Air Filtration, Inc.   North Carolina